Exhibit 14

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectuses of the UBS Tactical Allocation Fund (a series comprising UBS Investment Trust) and UBS U.S. Allocation Fund (one of the portfolios constituting The UBS Funds) and "Auditors" in the Statement of Additional Information of the UBS U.S. Allocation Fund and to the use of our reports on UBS Tactical Allocation Fund, dated October 16, 2003, and UBS U.S. Allocation Fund, dated August 13, 2003, which are all incorporated by reference, in this Registration Statement (Form N-14 Nos. 033-39659 and 811-06292) of UBS Investment Trust.

ERNST & YOUNG LLP

New York, New York
March 29, 2004